Exhibit 4.114

Recording requested by

and when recorded mail to:

Nevada Geothermal Power Company

Attn: Brian Fairbank

900-409 Granville Street

Vancouver, BC V6C 1T2

MEMORANDAM OF GEOTHERMAL LEASE AND AGREEMENT

THIS MEMORANDUM OF GEOTHERMAL LEASE AND AGREEMENT (this "Memorandum") is made and entered into as of October 15th       , 2008, by and between ROGER AND NANCY JOHNSON, P.O. Box 916, Winnemucca, Nevada 89446 ("Lessor") and NEVADA GEOTHERMAL POWER COMPANY, a Nevada Corporation, 900 - 409 Granville Street, Vancouver, B.C. V6C lT2 ("Lessee"), with reference to that certain unrecorded Geothermal Lease Agreement (the "Lease") for Lessor's one-third interest in Rights to certain Lands situated in Humboldt County, Nevada, more particularly described as Township 33 North, Range 40 East, MDB&M, Section 4: S 1/2 (320 acres), effective as of October 15th, 2008, between Lessor and Lessee.

Capitalized terms used and not defined herein shall have the meaning given such terms in the Lease.

Notice is hereby given that, pursuant to the Lease, Lessor has leased the sole and exclusive right described in Exhibit "A" attached hereto and incorporated herein to Lessee to drill for, produce, extract, take and remove from the Lands: (a) all products of geothermal processes, embracing indigenous steam, hot water and hot brines; (b) steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations; (c) heat or other associated energy found beneath the surface of the earth; (d) geothermal water from geopressured zones; and (e) by products of any of the foregoing such as solution minerals (exclusive of oil or hydrocarbon gas that can be separately produced) which are found in solution or in association with or derived from any of the foregoing (each collectively referred to as "Substances").

Lessee is also granted the right to store, utilize, process, convert, and otherwise use such Substances on or off the Lands and to sell the same or any part thereof on or off the Lands during the term of the Lease, with the right of entry to the extent that right of entry belongs to the Lessor at all times for said purposes, and Lessee shall obtain from the surface landowner the right to construct, use, maintain, repair, replace and remove all structures and facilities relating to the generation and transmission of electric power, and for the handling, treatment or storage of the Substances, on or from the Lands. Lessee shall obtain from the surface landowner the right to erect, maintain, operate and remove any structure for the conversion of the Substances into heat, power or another form of energy, and for the extraction of products from steam, brine or water produced from the Lands, including all rights necessary, together with rights of way over, upon and across the Lands for any or all of the above-mentioned purposes.

Lessee shall also have the right to utilize or to dispose of water brine and other waste products from a well or wells on the Lands into a well or wells drilled or converted for that purpose on the Lands, and the right to inject water, brine, steam and gases from a well or wells on the Lands for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the productive zones beneath the Lands.

In addition to the Rights granted to Lessee above, Lessor grants to Lessee the sole and exclusive right to explore the Lands for Substances by geological, geophysical or other methods, whether now known or not, subject to Lessor's consent, not to be unnecessarily withheld, and subject to an agreement with the surface landowner, the owner of the water rights and to Nevada law, to take water from the Lands for operations hereunder, provided that Lessee's use of water shall not interfere with or impair any of the Lessor's existing or established water rights of any nature. Lessee shall be entitled, without accounting to Lessor in any manner, to flow and/or blow wells without restriction for testing or operating purposes.

The initial term of the Lease commenced on October 15th        , 2008 and shall be for a term of ten (10) years and for so long thereafter as any of the Substances shall be produced in Commercial Quantities from any of the Lands or for so long as the Lease may be kept in force under any other provision thereof.

Lessor and Lessee hereby ratify and adopt the Lease, and agree to be bound by all of the terms and provisions thereof.

This Memorandum and the Lease, and all of the terms and provisions hereof and thereof shall be binding upon and inure to the benefit of the Lessor and Lessee and their respective successors and assigns.

Reference is hereby made to executed copies of the Lease in the possession of the Lessor and Lessee, respectively, for all of the terms and provisions thereof, and such terms and provisions are incorporated herein and made a part hereof in all respects as though fully set forth herein. This Memorandum is prepared for the purpose of recordation only, and in no way modifies the terms or provisions of the Lease. If there is any inconsistency between this Memorandum and the terms and provisions of the Lease, the terms and provisions of the Lease shall control. This Memorandum may be executed in multiple counterparts, all of which shall constitute one and the same Memorandum.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Memorandum as of the date first set forth above.

THE LESSOR

SIGNED, SEALED AND DELIVERED
in the presence of	Signed
Witness	Roger Johnson

SIGNED, SEALED AND DELIVERED
in the presence of	Signed

Witness	Nancy Johnson

STATE OF NEVADA

COUNTY OF HUMBOLDT

On this  15  day of October, 2008, before me personally appeared Roger and Nancy Johnson (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) and acknowledged to me that he/she is the person mentioned in this instrument as one of the Lessor, that his/her name is subscribed to it, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Signed
Victoria Kepler

STATE OF NEVADA
COUNTY OF
HUMBOLDT

On this          day of                             , 2008, before me personally appeared                                             (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) and acknowledged to me that he/she is the person mentioned in this instrument as one of the Lessor, that his/her name is subscribed to it, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Nevada

THE LESSEE

NEVADA GEOTHERMAL POWER COMPANY
Per: Signed
Name: Brian Fairbank
Title: President
I have the authority to bind the corporation

STATE OF NEVADA
COUNTY OF HUMBOLDT

On this 16th day of October, 2008, before me personally appeared Brian Fairbank (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) and acknowledged to me that he/she is the person mentioned in this instrument as the President of the Lessee, that his/her name is subscribed to it, that he/she is duly authorized to execute the instrument on behalf of the Lessee, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Signed
Sharon L. DeSimoni NOTARY PUBLIC in and for the State of Nevada